EXHIBIT 10.9

October 23, 2002

Jeff Bolke

DELIVERED VIA EMAIL

Dear Jeff:

It is with great excitement that I extend this amended offer of employment with Motive Communications, Inc. (the “Corporation”). This offer letter supercedes any prior offer letter received by you from the Corporation. As for the details, you will have the title of Worldwide VP of Sales reporting to me starting no later than December 9, 2002. Unlike larger companies, there are no hard and fast boundaries here at Motive and you will find that only your drive and imagination will limit your contribution.

Your total annual on target compensation shall be $450,000.00. The annual on target compensation is comprised of $225,000.00 in base salary, or $9,375.00 paid twice monthly, plus $225,000.00 in variable compensation. The variable compensation shall be paid per the terms of the Motive Communications, Inc. sales commission plan.

In addition, a major part of the compensation philosophy at Motive is to allow each employee to share in the long-term value they help create in the marketplace. For this reason, a recommendation will be made to the Motive Board of Directors (the “Board”) that you receive a stock option grant for 400,000 options of Motive Communications, Inc. common stock. These shares will vest over a 5 year period from the date of the start of your employment. All terms of the stock are governed by the 1997 Stock Issuance/Stock Purchase Plan (the “Plan”) as approved by the Motive Board of Directors. In addition, if you achieve your FY2003 sales quota, you will receive an additional option grant for 150,000 options. These options will be subject to Board approval and will be priced based upon the current fair market value on the date of Board approval. If you are involuntarily terminated prior to January 31, 2005, you will have the opportunity to exercise the vested portion of the options granted above for one year from your date of termination.

You shall acquire a vested interest in, and the Corporation’s repurchase right shall accordingly lapse with respect to all of the option shares if there is both a change in control, as defined in the Plan, and an involuntary termination of your service or you are demoted to a lesser job function within twelve (12) months following the change in control.

Should a Corporate Transaction occur and you are involuntarily terminated prior to January 31, 2005, or you are involuntarily terminated for reasons other than Misconduct prior to January 31, 2005, you will be entitled to twelve months of severance and benefits at your then current base salary.

We are pleased to be able to offer you participation in our employee benefits program. We are proud that we’ve been able to put together a program that allows our employees to get competitive benefits together with plenty of options to customize their own coverage. Details of this program are available from Heidi Utzman, our benefits administrator.

Please signify your acceptance of this offer by signing and returning this original letter and acceptance form to me by October 26, 2002. Should you accept this employment offer, it will be necessary for you to verify your eligibility to work in the USA by completion of an I-9 form on your first day of employment. Therefore, please bring two forms of identification to verify your eligibility.

Jeff Bolke	October 23, 2002

In addition, you will be asked to execute an Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents that encompasses, among others, provisions regarding non-competition, arbitration, confidentiality and the assignment of intellectual property rights. Motive’s success depends directly on the quality of its people. We will endeavor to provide all employees with a stimulating, rewarding environment where they can maximize their potential. I look forward to working with you and trust that it will be a mutually rewarding experience.

Sincerely,

/s/  R. Logan Wray

Logan Wray

Chief Operating Officer

Acceptance Form

I have read, understand and accept the foregoing terms and conditions of employment. I further understand that while my rate of pay, benefits, job title and job duties may change from time to time without a written modification to this agreement, changes will not affect the validity of this agreement with Motive Communications, Inc. Notwithstanding any of the above, my employment with Motive Communications, Inc. is at will, meaning that either Motive Communications, Inc. or I can terminate my employment at any time, with or without notice and with or without cause.

Printed Name  Jeffrey S. Bolke

Signature  /s/  Jeffrey S. Bolke

Start Date:    November 27, 2003